UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Papa John's International, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PIZZA

PAPA JOHN'S®

BETTER INGREDIENTS.

BETTER PIZZA.

March 30, 2020

Dear Stockholders of Papa John’s International, Inc.:

I am writing to you on behalf of the Board of Directors of Papa John’s International, Inc. to request that you vote “FOR” the election of Shaquille R. O’Neal as a director, along with the other director nominees named in Papa John’s 2020 Proxy Statement.

A proxy advisory firm has recommended votes “FOR” nine of the ten directors nominated by the Board, but recommended “AGAINST” Mr. O’Neal’s election. We understand that the recommendation to vote “AGAINST” Mr. O’Neal is due solely to his Board attendance record in 2019. We strongly believe that Mr. O’Neal’s contributions are valuable for our Board and that he should be re-elected.

Mr. O’Neal was appointed to the Board at the end of March 2019. Notably, Mr. O’Neal has attended 100% of all Board meetings beginning in the fourth quarter of 2019 through the present. Mr. O’Neal missed several Board meetings earlier in 2019 due to pre-existing conflicts with Board meetings in the first few months following his initial appointment to the Board. We were aware of these conflicts at the time he joined the Board and understood that his voluminous contributions in between Board meetings made his membership valuable and that as schedules became more synced the Board could be even more effective. In instances in which Mr. O’Neal missed meetings, he received Board materials and his input was received on matters discussed and decided at those meetings. Neither Mr. O’Neal nor the Company anticipates attendance issues in 2020, and he has attended 100% of all 2020 meetings to date.

Mr. O’Neal has made important contributions to Papa John’s since joining the Board in March 2019, when he also became a brand ambassador as well as a franchisee. Since he came onto the Papa John’s Board, Mr. O’Neal has used his experience in business and the community to build on the progress being made at Papa John’s. Mr. O’Neal has added a unique and diverse perspective to the Board and he is expected to continue to help Papa John’s improve its culture and engagement with its customers and communities.

Our top strategic priority for the Company is to develop a culture of leaders who believe in diversity, inclusion and winning. Mr. O’Neal is an important part of this effort. We are proud of our diverse Board, and believe our Board should be referenced as an example of success in culture and representation.

In addition to enhancing the Board’s diversity, Mr. O’Neal brings his incredible energy and business and marketing acumen to the Board. A four-time NBA champion and television sports analyst on Inside the NBA, Mr. O’Neal has an established business track record as an investor, restaurateur and franchise owner. He currently owns a Krispy Kreme Doughnuts franchise in Atlanta and previously owned 27 Five Guys Burgers and Fries franchises. In addition, he is the founder and owner of Big Chicken, a fast casual fried chicken restaurant in Las Vegas, Nevada, and Shaquille’s, a fine dining restaurant in Los Angeles, California. He is also a minority owner of the Sacramento Kings NBA franchise. As a partner, endorser and spokesperson, Mr. O’Neal has significant experience helping to market and grow leading consumer brands across multiple categories. The Board highly values this experience.

On behalf of the Board and for the reasons described above, we continue to recommend that you vote “FOR” all of the director nominees named in the Company’s 2020 Proxy Statement, including Shaquille O’Neal.

2002 Papa John’s Boulevard, Louisville, KY  40299 | P.O. Box 99900, Louisville, KY  40269-0900 | www.papajohns.com

Please refer to our 2020 Proxy Statement (available at https://materials.proxyvote.com/698813) for more information and instructions on how to submit your vote. The Proxy Statement also contains instructions on how you may change your vote if you have already voted.

Thank you for your continued support of Papa John’s.

Sincerely,

Jeff Smith

Chairman of the Board

2002 Papa John’s Boulevard, Louisville, KY  40299 | P.O. Box 99900, Louisville, KY  40269-0900 | www.papajohns.com

Important Additional Information

On March 20, 2020, Papa John’s International, Inc. filed a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Company’s 2020 Annual Meeting of Stockholders. Information about the Company’s directors, director nominees and executive officers, including their direct and indirect interests, by security holdings or otherwise, is set forth in the Company’s definitive proxy statement. STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Stockholders can obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the “Investor Relations” section of the Company’s corporate website at www.papajohns.com.

2002 Papa John’s Boulevard, Louisville, KY  40299 | P.O. Box 99900, Louisville, KY  40269-0900 | www.papajohns.com